Exhibit 99.1

FOR IMMEDIATE RELEASE

TAMPA ELECTRIC COMPANY ANNOUNCES EXCHANGE OFFER

TAMPA, Florida - November 9, 2010 - Tampa Electric Company (the “Company”) today announced that it is commencing an offer to eligible holders to exchange any and all of the Company’s $250,000,000 aggregate principal amount outstanding 6.875% Notes due 2012 (the “6.875% Notes”) and any and all of the Company’s $400,000,000 aggregate principal amount outstanding 6.375% Notes due 2012 (the “6.375% Notes” and, together with the 6.875% Notes, the “Existing Notes”), in either case for a new series of 5.10% Notes due 2021 (the “New Notes”).

The exchange offer is being conducted upon the terms and subject to the conditions set forth in a confidential offering memorandum and the related letter of transmittal. The exchange offer is being made, and copies of the offering documents will only be made available, to a holder of the Existing Notes who has certified its status as (1) a “qualified institutional buyer” under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”).

For Eligible Holders of Existing Notes who tender their Existing Notes at or before 5:00 p.m. New York City time on November 22, 2010, subject to any extension by the Company (the “Early Participation Date”), the Company is offering to Eligible Holders of the Existing Notes a consideration of $970 aggregate principal amount of New Notes plus early exchange consideration of $30 aggregate principal amount of New Notes for each $1,000 principal amount exchanged. Eligible Holders who validly tender Existing Notes after the Early Participation Date, but at or prior to the termination of the exchange offer, will receive the consideration described above minus the early exchange consideration.

The exchange offer will expire at 11:59 p.m., New York City time, on December 8, 2010, unless extended by the Company. Tenders of Existing Notes submitted in the exchange offer may be validly withdrawn at any time prior to 5:00 p.m. New York City time on November 22, 2010 (the “Withdrawal Date”), and such tenders will be irrevocable thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Existing Notes validly tendered for exchange and not withdrawn prior to the Early Participation Date will have a settlement date of November 29, 2010 (the “Early Settlement Date”). Existing Notes validly tendered after the Early Participation Date and on or prior to the expiration date will have a settlement date promptly after the expiration of the exchange offer, which we expect will be one business day following the expiration date (the “Final Settlement Date”). In either case, holders whose Existing Notes are exchanged will be paid accrued and unpaid interest on such Existing Notes up to, but not including, the applicable settlement date, minus, in the case of the Final Settlement Date, accrued and unpaid interest on the Exchange Notes to, but not including, the Final Settlement Date. All Exchange Notes, including those delivered on the Final Settlement Date, will bear interest from and after November 29, 2010.

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Consummation of the exchange offer is subject to a number of conditions, including the issuance of the New Notes and the absence of certain adverse legal and market developments. The Company will not receive any cash proceeds from the exchange offer.

The New Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is not an offer to issue or exchange any of the foregoing notes. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Documents relating to the exchange offer will only be distributed to holders of Existing Notes who complete and return a letter of eligibility confirming that they are Eligible Holders.

About Tampa Electric Company

Tampa Electric Company is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System), and is a wholly owned and the principal subsidiary of TECO Energy, Inc. (NYSE: TE).

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements, including statements about the ability to complete the exchange offer, which are subject to the inherent uncertainties in predicting future results and conditions. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained under “Risk Factors” in Tampa Electric Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as updated by the information contained in Tampa Electric Company’s filings with the Securities and Exchange Commission.

Contact:	Rick Morera (Media)	Mark Kane (Investors)
	813-228-4945	813-228-1772